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EXHIBIT 99.3
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INDEPENDENT ACCOUNTS'REPORT

Board of Directors and Stockholder of
Long Beach Acceptance Corp.

We have examined management's assertion that Long Beach Acceptance Corp.'s (the "Company") has complied with its established minimum servicing standards as of and for the year ended December 31, 2003 based upon the following agreements: 1) the Sale and Servicing Agreement, August 1, 1999 (LBAC Auto Receivables Trust 1999-1); 2) the Sale and Servicing Agreement dated December 1, 1999 (LBAC Auto Receivables Trust 1999-2); 3) the Sale and Servicing Agreement, dated June 1, 2000 (LBAC Auto Receivables Trust 2000-1); 4) the Sale and Servicing Agreement dated December 1, 2000 (LBAC Auto Receivables Trust 2000-2); 5) the Sale and Servicing Agreement dated June 1, 2001 (LBAC Auto Receivables Trust 2001-A); 6) the Sale and Servicing Agreement dated November 1, 2001 (LBAC Auto Receivables Trust 2001-B); 7) the Sale and Servicing Agreement dated August 1, 2002 (LBAC Auto Receivables Trust 2002-A); 8) the Sale and Servicing Agreement dated March 1, 2003 ( LBAC Auto Receivables Trust 2003-A); 9) the Sale and Servicing Agreement dated June, 1 2003 (LBAC Auto Receivables Trust 2003-B); 10) the Sale and Servicing Agreement dated October 1, 2003 (LBAC Auto Receivables Trust 2003-C); 11) the Warehouse Lending Agreement dated March 7, 2003 between Salomon Brothers Realty Corp., Long Beach Acceptance Corp. and Long Beach Acceptance Receivables Corp. Warehouse I; and 12) the Amended and Restated Warehouse Lending Agreement, dated January 30, 2003, between Greenwich Capital Financial Products, Inc. and the Company, described in the accompanying management assertion dated January 30, 2004. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertions about the Company's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with its minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with its minimum servicing standards.

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In our opinion, management's assertions that the Company complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2003 are fairly stated, in all material respects based on the criteria set forth in Appendix I.

/s/:  Deloitte & Touche LLP
March 29, 2004